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                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                              File No. 333-82391

                         PRICING SUPPLEMENT NO. 5 DATED
                            MAY 2, 2001 TO PROSPECTUS
                      DATED AUGUST 31, 2000 AND PROSPECTUS
                        SUPPLEMENT DATED AUGUST 31, 2000

                           BOEING CAPITAL CORPORATION

                           SERIES XI MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated August 31, 2000 as amended and supplemented by the Prospectus Supplement dated August 31, 2000 (the "Prospectus").

Aggregate Principal Amount:   $50,000,000

Original Issue Date
 (Settlement Date):           May 7, 2001

Stated Maturity Date:         May 7, 2003

Base Rate:                    Federal Funds Rate

Spread:                       23 basis points

Initial Interest Rate:        Base Rate adjusted by Spread, as determined
                              on May 4, 2001

Interest Payment Dates:       The 7th day of each February, May, August
                              and November, commencing August 7, 2001

Interest Reset Period:        Daily

Interest Reset Dates:         Each Business Day during the term of the
                              Note except the Stated Maturity Date

Calculation Agent:            Bankers Trust Company

Interest Determination Dates: The "Interest Determination Date" with respect to any Interest Reset Date will be the Business Day immediately preceding such Interest Reset Date.

Type of Notes Issued:         [X] Senior Notes          [ ] Fixed Rate Notes
                              [ ] Subordinated Notes    [X] Floating Rate Notes

Optional Redemption:          [ ] Yes
                              [X] No

Form of Notes Issued:         [X] Book-Entry Notes
                              [ ] Certificated Notes

CUSIP Number:                 09700WDN0

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                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $50,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Banc One Capital Markets, Inc. ("Banc One"), for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Banc One. Net proceeds payable by Banc One to Boeing Capital Corporation (the "Company") will be 99.90389% of the aggregate principal amount of the Notes, or $49,951,945 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Banc One may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .09611% or $48,055.